As filed with the Securities and Exchange Commission on March 6, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NUCANA PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3 Lochside Way Edinburgh EH12 9DT Tel: +44 (0)131 357 1111	Not Applicable
(Address of principal executive offices)	(Zip code)

NuCana BioMed Limited Share Option Scheme (Including Enterprise Management Incentives)

NuCana BioMed Limited Share Option Scheme (Including Enterprise Management Incentives)

NuCana BioMed Limited 2016 Share Option Scheme (Including Enterprise Management Incentives & Incentive Stock Options)

(Full title of the plan)

Corporation Service Company

251 Little Falls Drive Wilmington, DE 19808

United States

(Name and address of agent for service)

+1 302 636 5400

(Telephone number, including area code, of agent for service)

Copies to:

William C. Hicks, Esq.

William T. Whelan, Esq.

John T. Rudy, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 021116

Telephone: +1 617 542 6000

Facsimile: +1 617 542 2241

Hugh S. Griffith Chief Executive Officer NuCana plc 3 Lochside Way Edinburgh, EH12 9DT United Kingdom Telephone: +44 (0)131 357 1111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, nominal value £0.04 per share	1,025,000 shares(3)	$0.29 (4)	$297,250.00	$37.01
Ordinary Shares, nominal value £0.04 per share	1,766,247 shares(5)	$0.33 (6)	$582,861.51	$72.57
Ordinary Shares, nominal value £0.04 per share	1,920,255 shares(7)	$3.92 (8)	$7,527,399.60	$937.16
Ordinary Shares, nominal value £0.04 per share	3,545,409 shares(9)	$18.79 (10)	$66,618,235.11	$8,293.97

(1)	These ordinary shares, nominal value £0.04 per share (“Ordinary Shares”), may be represented by the registrant’s American Depositary Shares (“ADSs”), each of which represents one Ordinary Share. The registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-220392).
(2)	Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional Ordinary Shares of the registrant, which may become issuable under the plans listed above by reason of any share split, share dividend, recapitalization or other similar transaction.
(3)	Represents Ordinary Shares issuable pursuant to options outstanding under the NuCana BioMed Limited Share Option Scheme (Including Enterprise Management Incentives) adopted in 2009 (the “2009 Share Option Scheme”).
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and the aggregate offering price are calculated on the basis of $0.29 per share, which is the weighted average exercise price of £0.21 per share for outstanding options granted under the 2009 Share Option Scheme converted from pounds sterling into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York of £1.00 to $1.3769 on March 2, 2018.
(5)	Represents Ordinary Shares issuable pursuant to options outstanding under the NuCana BioMed Limited Share Option Scheme (Including Enterprise Management Incentives) adopted in 2012 (the “2012 Share Option Scheme”).
(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and the aggregate offering price are calculated on the basis of $0.33 per share, which is the weighted average exercise price of £0.24 per share for outstanding options granted under the 2012 Share Option Scheme converted from pounds sterling into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York of £1.00 to $1.3769 on March 2, 2018.
(7)	Represents 1,920,255 Ordinary Shares issuable pursuant to options outstanding under the NuCana BioMed Limited 2016 Share Option Scheme (Including Enterprise Management Incentives & Incentive Stock Options) (the “2016 Share Option Scheme”).
(8)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and the aggregate offering price are calculated on the basis of $3.92 per share, which is the weighted average exercise price of £2.85 per share for outstanding options granted under the 2016 Share Option Scheme converted from pounds sterling into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York of £1.00 to $1.3769 on March 2, 2018, 2018.
(9)	Represents 3,545,409 Ordinary Shares that may become issuable under the 2009 Share Option Scheme, the 2012 Share Option Scheme or the 2016 Share Option Scheme pursuant to the terms of the applicable Share Option Scheme
(10)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the registrant’s ADSs of $18.79, as reported on the Nasdaq Global Select Market on March 2, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the registrant, pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the registrant’s prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on September 29, 2017, in connection with the registration statement on Form F-1, as amended (Reg. No. 333-220321), in which there is set forth the audited financial statements for the registrant’s fiscal year ended December 31, 2016; and

(b) the description of the registrant’s American Depositary Shares and Ordinary Shares contained in the prospectus included in the registrant’s registration statement on Form F-1, as amended (Reg. No. 333-220321), which description is incorporated by reference into the Form 8-A (File No. 001-38215) filed with the Commission on September 22, 2017, pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to specific section of such statements as set forth therein.

Under no circumstances shall any information furnished on Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Members of the registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the registrant’s Articles of Association:

Current and former members of the registrant’s board of directors or officers shall be reimbursed for:

(a) all costs, charges, losses, expenses and liabilities sustained or incurred in relation to his or her actual or purported execution of his or her duties in relation to the registrant, including any liability incurred in defending any criminal or civil proceedings; and

(b) expenses incurred or to be incurred in defending any criminal or civil proceedings, in an investigation by a regulatory authority or against a proposed action to be taken by a regulatory authority, or in connection with any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company, or collectively the Statutes, arising in relation to the registrant or an associated company, by virtue of the actual or purposed execution of the duties of his or her office or the exercise of his or her powers.

In the case of current or former members of the registrant’s board of directors, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the registrant or any associated company,(ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company in which the court refuses to grant relief to the director.

In addition, members of the registrant’s board of directors and its officers who have received payment from the registrant under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.

Under the Companies Act 2006, any provision (whether contained in a company’s articles of association or any contract or otherwise) that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

The underwriting agreement the registrant has entered into in connection with the offering of ADSs registered pursuant to the registration statement on Form F-1, as amended (Reg. No. 333-220321) provides that the underwriters will indemnify, under certain conditions, the registrant’s board of directors and its officers against certain liabilities arising in connection with the offering of the ADSs.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

3.1+	Articles of Association of the registrant.

4.2+	Deposit Agreement

4.3+	Form of American Depositary Receipt (included in Exhibit 4.2).

5.1+	Opinion of Bristows LLP.

10.1	2009 Share Option Scheme, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-22031) filed on September 18, 2017).

10.2	2012 Share Option Scheme, as amended (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-22031) filed on September 18, 2017).

10.3	2016 Share Option Scheme, as amended (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-22031) filed on September 18, 2017).

23.1+	Consent of Ernst & Young, LLC, registrant’s independent registered public accounting firm.

23.2 +	Consent of Bristows LLP (included in Exhibit 5.1).

24.1+	Power of Attorney (included on signature page).

+	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Edinburgh, United Kingdom, on March 6, 2018.

NUCANA PLC

By:	/s/ Hugh S. Griffith
Name: Hugh S. Griffith
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hugh S. Griffith and Donald Munoz, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Hugh S. Griffith	Chief Executive Officer (Principal Executive Officer)	March 6, 2018
Hugh S. Griffith

/s/ Donald Munoz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 6, 2018
Donald Munoz

/s/ Christopher Wood	Chairman	March 6, 2018
Christopher Wood

/s/ Rafaèle Tordjman	Director	March 6, 2018
Rafaèle Tordjman

/s/ James Healy	Director	March 6, 2018
James Healy

/s/ Isaac Cheng	Director	March 6, 2018
Isaac Cheng

/s/ Martin Mellish	Director	March 6, 2018
Martin Mellish

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of NuCana plc has signed this registration statement or amendment thereto on March 6, 2018.

NUCANA, INC.

By:	/s/ Donald Munoz
Name: Donald Munoz
Title: Chief Financial Officer